AGREEMENT WITH NI HAWAII RESORT, INC.

     This Agreement with NI Hawaii Resort, Inc. (the "Agreement") is entered on this 9TH day of January, 1996, by and between MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, whose principal place of business is 120 Kane Street, Kahului, Maui, Hawaii and whose post office address is P.O. Box 187, Kahului, Maui, Hawaii 96732 ("Maui Land") and NI HAWAII RESORT, INC., a Hawaii corporation, whose post office address is 745 Fort Street, Honolulu, Hawaii 96813 ("NI Hawaii").

     WHEREAS, Maui Land and NI Hawaii have entered into that certain Hotel Ground Lease dated 9TH day of January, 1996, but effective as of January 1, 1996 (the "Lease") except as otherwise provided in the Lease.

     WHEREAS, Maui Land and NI Hawaii desire to enter into an agreement to supersede and/or modify the terms and conditions of the Lease.

     NOW THEREFORE, it is agreed to by and between Maui Land and NI Hawaii that, so long as NI Hawaii or its Affiliate (as such term is defined in the Lease) is the Lessee under the Lease, certain terms and provisions of the Lease shall be superseded and/or modified in the following respects:

     1. Section 4.2(c). Section 4.2(c) to the Lease is hereby superseded and suspended in its entirety.

     2. Section 4.3(b). Section 4.3(b) to the Lease is hereby superseded and suspended in its entirety.

     3. Section 5.1. Section 5.1 to the Lease is modified in its entirety as follows:

          Right to Mortgage. Lessee may, from time to time, with the consent of Lessor, which consent shall not be unreasonably withheld, hypothecate, mortgage, pledge or alienate Lessee's leasehold estate and rights hereunder as security for payment of any indebtedness of Lessee to any bank, insurance company or other established lending or financial institution or institutions; provided, however, NI Hawaii Resort, Inc. shall be permitted to hypothecate, mortgage, pledge or alienate NI Hawaii Resort, Inc.'s leasehold estate and rights hereunder to any Affiliate of NI Hawaii Resort, Inc. or NI Hawaii Resort, Inc.'s shareholder. The holder or holders of any such lien, as well as any lenders of loans made pursuant to Section 5.7 hereof shall be referred to herein as "Leasehold Mortgagees." A Leasehold Mortgagee or its assignees may enforce such lien and acquire title to the leasehold estate in any lawful way and, pending foreclosure of such lien, the Leasehold Mortgagee or its assigns may take possession of and operate the Premises, performing all obligations to be performed by Lessee, and upon foreclosure of such lien by power of sale or judicial foreclosure, the Leasehold Mortgagee may sell and assign the leasehold estate hereby created but any such purchaser or assignee must be a qualified assignee within the meaning of Section 11.7(a) below ("Qualified Purchaser"). Any Person acquiring such leasehold estate shall be liable to perform the obligations imposed on Lessee by this Lease only during the period such Person has ownership of said leasehold estate or possession of the Premises.

     4. Section 8.8(b). Section 8.8(b) to the Lease is modified in its entirety as follows:

          Hotel Operating Agreement. NI Hawaii Resort, Inc. agrees that proper management and operation of the Hotel is necessary to maximize Lessor's percentage rent. Accordingly, Lessee shall enter into a Hotel Operating Agreement for the management and operation of the Hotel by Hotel Operator, which shall not require the consent or approval of Lessor if the Hotel Operating Agreement expressly provides that the Hotel Operator has read this Lease and agrees to observe and where applicable perform the terms and conditions of this Lease in connection with the operation of the Hotel; provided, however, any Hotel Operator selected by NI Hawaii Resort, Inc., during the Term of this Lease, (i) may not as its primary business, own, lease or operate any casino or gambling facility if such business, ownership, leasing or operation might reasonably impair the ability of the Lessee, the Hotel Operator or their respective Affiliates, as applicable, to obtain or retain any necessary regulatory approvals for the operation of the Hotel and (ii) may not own or operate a distillery, winery or brewery or a distributorship of alcoholic beverages if such ownership or operation might reasonably impair the ability of the Lessee, the Hotel Operator or their respective Affiliates, as applicable, to obtain or retain liquor licenses for the Hotel.

     5. Section 11.7(a). Section 11.7(a) to the Lease is modified in its entirety as follows:

          This Lease may be assigned or transferred in whole or in part, by NI Hawaii Resort, Inc. provided that the provisions of Section 11.7(d) have been completed and Lessor has elected not to proceed with the purchase of the Hotel and/or this Lease; provided, however, any proposed assignee, during the Term of this Lease, (i) may not as its primary business, own, lease or operate any casino or gambling facility if such business, ownership, leasing or operation might reasonably impair the ability of the Lessee or the Hotel Operator, as applicable, to obtain or retain any necessary regulatory approvals for the operation of the Hotel;
     (ii) may not own or operate a distillery, winery or brewery or a distributorship of alcoholic beverages if such ownership or operation might reasonably impair the ability of the Lessee or the Hotel Operator, as applicable, to obtain or retain liquor licenses for the Hotel; and (iii) shall have sufficient financial capability to carry out its obligations under this Lease. In the event of NI Hawaii Resort, Inc.'s transfer of all of NI Hawaii Resort, Inc.'s leasehold interest in the Premises subject to this Lease, Lessor agrees that, so long as the assignee assumes in writing this Lease, any and all obligations of NI Hawaii Resort, Inc. under this Lease not then accrued shall terminate upon the effective date of such assignment and Lessor hereby releases NI Hawaii Resort, Inc. from any obligations or covenants under this Lease which have not accrued prior to such effective date. If Lessee is a corporation, a change or changes in the ownership, whether voluntary, involuntary, by operation of law, or otherwise, which aggregates fifty percent (50%) or more of the total capital stock of Lessee or fifty percent (50%) or more of the voting capital stock of Lessee, shall be deemed an assignment of this Lease. If Lessee is a partnership, then any change of control, whether voluntarily, involuntarily, by operation of law, or otherwise, including any addition or withdrawal of a general partner of the partnership or of any partnership which is a partner in the partnership (including in the case of a corporate general partner, a change of control using the test of the preceding sentence), shall be deemed an assignment of this Lease.

     6. Section 11.7(b). Section 11.7(b) to the Lease is hereby superseded and suspended in its entirety.

     7. Section 11.7(e). Section 11.7(e) to the Lease is modified in its entirety as follows:

          If the Lease is assigned or transferred in whole or in part to an entity other than NI Hawaii's
     Affiliate, the amount to which the Lessor may be required to subordinate its interests in either the fee estate or in this Lease pursuant to Section 5.7 shall be as follows:

     Consideration Received             Aggregate Principal
                                             Amount
     By Lessee                          Subject to Subordination

     $120,000,000.00 or more            $0.00

     $110,000,000.00 to
     $119,999,999.99                    $55,000,000.00

     Less than $110,000,000.00          $65,000,000.00


     If NI Hawaii or its Affiliate receives consideration for any assignment or transfer of ONE HUNDRED TEN MILLION AND NO/100 DOLLARS ($110,000,000.00) or more, NI Hawaii or its Affiliate shall obtain a release (or partial release), in a form mutually acceptable to NI Hawaii or its Affiliate and Lessor, for the amount required to be released pursuant to this Section 11.7(e) to which Lessor has subordinated its fee simple interest at the time of the assignment or transfer.

     8. Section 12.1(b). Section 12.1(b) to the Lease is modified in its entirety as follows:

     Lessor agrees that if the offer to purchase and/or intent to sell the fee simple title to the Premises and/or Lessor's interest in this Lease is part of a transaction which includes the sale, assignment, transfer or conveyance of any other interest (whether real or personal property or intangible), Lessor will offer the fee simple title to the Premises and/or Lessor's interest in this Lease to NI Hawaii Resort, Inc. as a separate and independent transaction from any other interests which Lessor intends to sell, assign, transfer or otherwise convey. The purchase price for the separate and independent interest in the fee simple title to the Premises and/or Lessor's interest in this Lease shall be the lesser of (i) the price allocated by the proposed transaction to the fee simple title to the Premises and/or Lessor's interest in this Lease as part of an offer involving more than the sale of such interest or (ii) the fair market value of the fee simple title to the Premises and/or Lessor's interest in this Lease as determined by appraisal. NI Hawaii Resort, Inc. shall notify Lessor of its intent to proceed to appraisal, and Lessor and NI Hawaii Resort, Inc. shall each, within twenty (20) days of NI Hawaii Resort, Inc.'s notification to Lessor of NI Hawaii Resort, Inc.'s intent to proceed to appraisal, appoint an Appraiser who is a Member of the Appraiser's Institute. The Appraiser appointed by Lessor shall be referred to as "Lessor's MAI" while the Appraiser appointed by NI Hawaii Resort, Inc. shall be referred to as "NI Hawaii Resort, Inc.'s MAI." Lessor's MAI and NI Hawaii Resort, Inc.'s MAI shall then determine the fair market value of Lessor's fee estate in the Premises for the purpose set forth herein. If within fifteen (15) days following the appointment of Lessor's MAI and NI Hawaii Resort, Inc.'s MAI, Lessor's MAI and NI Hawaii, Resort, Inc.'s MAI are unable to agree on the fair market value of Lessor's fee estate in the Premises, then the Lessor and NI Hawaii Resort, Inc. shall within ten (10) days appoint a third appraiser who is a Member of the Appraisers' Institute ("Joint MAI"), and the majority of Lessor's MAI, NI Hawaii Resort, Inc.'s MAI, and Joint MAI shall determine the fair market value of Lessor's fee estate in the Premises within fifteen (15) days of the appointment of the Joint MAI. If either the Lessor or NI Hawaii Resort, Inc. fails or refuses to appoint their respective Appraiser within the time provided aforesaid, the other party shall appoint the two Appraisers who shall then determine the value of this Lease. If either the Lessor or NI Hawaii Resort, Inc. fails or refuses to appoint a Joint MAI as aforesaid, NI Hawaii Resort, Inc. shall apply to the Court having proper jurisdiction over this subject matter for the appointment of such Joint MAI who shall also be a Member of the Appraisers' Institute whereupon the majority of the three so appointed shall determine the fair market value of Lessor's fee estate in the Premises. The Appraisers shall reduce to writing and deliver to each party a statement of the fair market value of the Lessor's fee estate in the Premises and such value shall serve as fair market value of the Lessor's fee estate in the Premises for any excess proceeds. Lessor and NI Hawaii Resort, Inc. shall each pay for the cost of their respective appraiser and shall each pay one-half (1/2) of the cost of the Joint
     MAI, if such appraiser is needed.   Lessor and NI
     Hawaii Resort, Inc. each acknowledge and agree that the intent of NI Hawaii Resort Inc.'s right of first refusal in this Section 12.1 is to offer the fee simple title to the Premises and/or Lessor's interest in this Lease to NI Hawaii Resort, Inc. and NI Hawaii Resort, Inc. shall not be obligated to purchase any additional interests in order to purchase Lessor's fee simple title to the Premises and/or Lessor's interest in this Lease.

     9. NI Hawaii shall provide Maui Land with notice of the identity of any proposed Hotel Operator at least fourteen (14) days prior to NI Hawaii executing a Hotel Operating Agreement with the proposed Hotel Operator. NI Hawaii and Maui Land acknowledge that Ritz Carlton Hotel Company is the current Hotel Operator and no prior notice to Maui Land is required with respect to Ritz Carlton Hotel Company as the existing Hotel Operator.

     10.  Reference to NI Hawaii in this Agreement shall include
NI Hawaii and its Affiliates (as such term is defined in the Lease).

     11. As between Maui Land and its assigns and successors, and NI Hawaii, the provisions set forth in this Agreement shall control in the event of any conflict between the provisions of this Agreement and the Lease.

     Except as superseded and/or modified hereby, all other terms and provisions of the Lease shall continue in full force and effect. This Agreement shall immediately and automatically terminate, without need for further action, at such time as NI Hawaii or its Affiliates is no longer the Lessee under this Lease.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

     MAUI LAND & PINEAPPLE         NI HAWAII RESORT, INC.,
     COMPANY, INC., a Hawaii       a Hawaii corporation
     corporation


     By  /S/ DON  YOUNG            By /S/ T OKUYAMA
          Its  EXECUTIVE VICE           Its VICE PRESIDENT
                    PRESIDENT                     SECRETARY